Exhibit 99.1

Parnell Francois Delcham Joins Fuego Entertainment's Board of Directors

MIAMI, March 6, 2007 -- Fuego Entertainment, Inc. (OTC Bulletin Board: FUGO) today announced that Parnell Francois Delcham has been added to the board of directors. It is anticipated that Mr. Delcham will be nominated for election to Fuego's Board of Directors at the Company's 2007 Annual Meeting of Shareholders.

"Mr. Delcham's insight in brand management and development is going to be instrumental for our growth strategy as we expand the visibility of our products and services within the media and entertainment industry," said Hugo Cancio, CEO. "Mr. Delcham is a ground-up manager and has developed many businesses over the years from start-up to success. It is in this experience and knowledge of our industry that he will add tremendous value to the many divisions and operations of Fuego Entertainment."

As technology continues to merge countries and cultures, Mr. Delcham looks to introduce Fuego as a tool to advance the lifestyle of this new generation by building a new culture and new environment with a Cuban and Latin flare.

"I hope to apply my knowledge of marketing and media relations to Fuego's operating plan," stated Parnell Delcham. "Fuego needs to capitalize on the position it is establishing and realize its potential. The interchange of ideas is the movement that produces the future. At Fuego, I look to be a leader in this movement and encourage the growth of the Company's ideology."

Since the late 1980's, Parnell Francois Delcham has been a leader in the management and development of many hospitality brands such as the Trafalgar House (London), Les Bains Douche (Paris), Byblos 9 (St. Tropez), Privilege (Ibiza), Red Square (South Beach Miami), The Restaurant at Little Palm (Little Palm Island, FL), Kwanzaa (New York City), and The Hard Rock Hotel & Casino (Las Vegas). Past engagements also include media and entertainment projects with Def Jam Records, Bad Boy Entertainment, BET, Ocean Drive Magazine, and GQ. He started his career in finance with PricewaterhouseCoopers and is now the president of P&L Farmhouse, a consultancy group specializing in lifestyle brand development for clients in the entertainment and media industry.

About Fuego Entertainment, Inc.

Fuego Entertainment Inc. is engaged in the production, acquisition, marketing, sales, and distribution of entertainment products such as short films, documentaries, television shows, music, and tour productions. Also, through its subsidiaries, the Company provides management and development of television stations, recorded music, and music publishing services worldwide. The music operations include discovery, production, development, and distribution of recorded music. The Company also markets its music catalog through compilations and re-issuances of previously released music and video titles, as well as licenses tracks to and from other producers and record labels for various uses, including film, documentaries, short films and television soundtracks. For more information, please visit Fuego Entertainment at www.fuegoentertainment.net

This press release contains statements, which may constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of Fuego Entertainment, Inc., members of their management, and assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.

CONTACT: Fuego Entertainment, Inc., Dan York, Investor Relations, 214 675-2531, ir@fuegoentertainment.net